Page 1 of 12 Pages

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 6)*

           KERZNER INTERNATIONAL LTD (Formerly known as Sun International Ltd)
           ----------------------------------------------------
                                (Name of Issuer)

                                   ORDINARY
             -----------------------------------------------------
                         (Title of Class of Securities)

                                  P6065Y107
             -----------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ].
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                            Page 2 of 12 Pages

CUSIP No.   P6065Y107
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Baron Capital Group, Inc.
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [ ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES              474,001
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             5,300,487
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH               474,001
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       5,300,487
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,774,488
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       20.24%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       HC, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                            Page 3 of 12 Pages

CUSIP No. P6065Y107
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       BAMCO, Inc.
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [ ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             4,192,500
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       4,192,500
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,192,500
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       14.70%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IA, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                         Page 4 of 12 Pages

CUSIP No. P6065Y107
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Baron Capital Management, Inc.
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [ ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES              474,001
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             1,107,987
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH               474,001
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       1,107,987
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,581,988
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.54%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IA, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                            Page 5 of 12 Pages

CUSIP No. P6065Y107
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Baron Asset Fund
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [ ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             2,400,000
    REPORTING      -------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       2,400,000
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,400,000
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       8.41%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IA, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                            Page 6 of 12 Pages

CUSIP No. P6065Y107
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Ronald Baron
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [ ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES              474,065
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             5,300,487
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH               474,065
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       5,300,487
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,774,552
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       20.24%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       HC, IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                            Page 7 of 12 Pages

Item 1.

        (a)  Name of Issuer:
               KERZNER INTERNATIONAL LTD.
        (b)  Address of Issuer's Principal Executive Offices:
               Atlantis, Coral Towers
               Paradise Island, BAH C5

Item 2.

        (a)  Name of Persons Filing:
               Baron Capital Group, Inc. ("BCG")
               BAMCO, Inc. ("BAMCO")
               Baron Capital Management ("BCM")
               Baron Asset Fund ("BAF")
               Ronald Baron
        (b)  Address of Principal Business Office:
               767 Fifth Avenue
               New York, NY 10153
        (c)  Citizenship:
               BCG, BAMCO and BCM are New York corporations.
               BAF is a Massachusetts business trust
               and Ronald Baron is a citizen of the United States.
        (d)  Title of Class Securities:
               ORDINARY
        (e)  CUSIP Number:
               P6065Y107


Item 3.    PERSONS FILING:

        BCG and Ronald Baron are:
              (g) Parent holding companies, in accordance with
                  Section 240.13d-1(b)(ii)(G)
        BAMCO and BCM are:
              (e) Investment Advisers registered under Section 203 of
                  the Investment Advisers Act of 1940
        BAF is:
              (d) Investment Company registered under Section 8 of
                  the Investment Company Act
        All persons filing are:
              (h) Group, in accordance with Rule 13d-1(b)(1)(ii)(F)

                                            Page 8 of 12 Pages


Item 4.    OWNERSHIP^

         (a) Amount Beneficially Owned as of December 31, 2002:

               BCG:            5,774,488 shares
               BAMCO:          4,192,500 shares
               BCM:            1,581,988 shares
               BAF:            2,400,000 shares
               Ronald Baron:   5,774,552 shares

         (b) Percent of Class:

               BCG:            20.24%
               BAMCO:          14.70%
               BCM:             5.54%
               BAF:             8.41%
               Ronald Baron:   20.24%




^BCG and Ronald Baron disclaim beneficial ownership of shares held by their controlled entities (or the investment advisory clients thereof) to the extent such shares are held by persons other than BCG and Ronald Baron. BAMCO and BCM disclaim beneficial ownership of shares held by their investment advisory clients to the extent such shares are held by persons other than BAMCO, BCM and their affiliates.

                                                Page 9 of 12 Pages

          (c) Number of shares as to which such person has:
                (i)   sole power to vote or direct the vote:
                          BCG:              474,001
                          BAMCO:                  0
                          BCM:              474,001
                          BAF:                    0
                          Ronald Baron:     474,065
                (ii)  shared power to vote or direct the vote:
                          BCG:            5,300,487
                          BAMCO:          4,192,500
                          BCM:            1,107,987
                          BAF:            2,400,000
                          Ronald Baron:   5,300,487
                (iii) sole power to dispose or to direct
                      the disposition of:*
                          BCG:              474,001
                          BAMCO:                  0
                          BCM:              474,001
                          BAF:                    0
                          Ronald Baron:     474,065
                (iv)  shared power to dispose or direct
                      the disposition of:*
                          BCG:            5,300,487
                          BAMCO:          4,192,500
                          BCM:            1,107,987
                          BAF:            2,400,000
                          Ronald Baron:   5,300,487

Item 5.  OWNERSHIP OF 5% OR LESS OF A CLASS
         Not applicable.

Item 6.  OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER PERSON
         No material change.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
         HOLDING COMPANY

         BAMCO and BCM are subsidiaries of BCG. BAF is an investment advisory client of BAMCO. Ronald Baron owns a controlling interest in BCG.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         See Item 3.


* By virtue of investment advisory agreements with their respective clients, BAMCO and BCM have been given the discretion to dispose or the disposition of the securities in the advisory accounts.
  All such discretionary agreements, are however, revocable.

                                                 Page 10 of 12 Pages

Item 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

Item 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

  Date:  February 13, 2003

                        Baron Capital Group, Inc.,
                        BAMCO, Inc., Baron Capital Management, Inc.
                        and Baron Asset Fund
                        By:

                        /s/ Ronald Baron
                        _______________________________________
                            Ronald Baron, Chairman and CEO


                        Ronald Baron, Individually

                        By:

                        /s/ Ronald Baron
                        _______________________________________
                            Ronald Baron

                                             Page 11 of 12 Pages


                    Joint Filing Agreement


     The undersigned each hereby agree that the Schedule 13G dated February 13, 2003, which relates to the ordinary stock of Kerzner International Ltd., is to be filed jointly on behalf of each of them for the reasons stated therein, and any amendments thereto shall be filed jointly by the undersigned.

Dated:  February 13, 2003

                        Baron Capital Group, Inc.,
                        BAMCO, Inc., Baron Capital Management, Inc.
                        and Baron Asset Fund
                        By:

                        /s/ Ronald Baron
                        _______________________________________
                            Ronald Baron, Chairman and CEO



                        Ronald Baron, Individually
                        By:

                        /s/ Ronald Baron
                        _______________________________________
                            Ronald Baron